UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
(Date of earliest event reported): March 12, 2008
LIME ENERGY CO.
(Exact name of registrant as specified in its charter)

DELAWARE	001-16265	36-4197337

(State or other jurisdiction of	(Commission File #)	(IRS Employer Identification No.)
incorporation or organization
1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410
(Address of principal executive offices)
(847) 437-1666
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 12, 2008, Lime Energy (the “Company”) entered into a $3 million revolving line of credit note with Advanced Biotherapy, Inc. and Richard Kiphart, the Company’s chairman and largest individual investor. The note matures on March 31, 2009 and bears interest at 17% per annum, with 12% payable in cash and the remaining 5% to be capitalized and added to the principal balance on the note. The note also requires the payment of an unused funds fee of 4% per annum on the unused portion of the note. The Company may borrow any amount, at any time during the term of the note as long as it is not in default at the time of the advance, provided that the total advances under the note, net of repayments, may not exceed $3 million. If the Company terminates the note before its scheduled maturity it will be required to pay a termination fee based on a formula that is approximately equal to $411 for each day remaining before the scheduled maturity.
Events of default include:
i)	failure to pay interest or unused funds fees within 10 days of written demand;

ii)	failure to pay outstanding principal and accrued interest thereon on the maturity date;

iii)	failure to pay termination fees on the termination date;

iv)	the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and such petition, application or proceeding is not dismissed within sixty (60) days; or

v)	the Company sell substantially all of its assets.
     Mr. Kiphart is the Chairman of the Board of Advanced Biotherapy, Inc., and owns the majority of the common stock of Advanced Biotherapy. Mr. David Valentine, one of Lime Energy’s directors, is also a director and stockholder of Advanced Biotherapy.

     The description of the Revolving Line of Credit Note is not intended to be complete and is qualified in its entirety by the complete text of the Revolving Credit Note and the Note Issuance Agreement, which are attached as exhibits 10.1 and 10.2 respectively, to this report and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits

10.1	Revolving Line of Credit Note

10.2	Note Issuance Agreement

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIME ENERGY CO.:

Dated: March 13, 2008	By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Chief Financial Officer & Treasurer